EXHIBIT 11

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
                                            OMNI MULTIMEDIA GROUP, INC.

                                    COMPUTATION OF NET INCOME (LOSS) PER SHARE

                                                 Three Months Ended                       Six Months Ended
                                         September 28,    September 30,             September 28,       September 30,
                                                1996                 1995                  1996                1995
                                         ------------------   -----------------     -----------------   -----------
Net income (loss)                          $ (2,824,993)         $   292,684           $ (4,644,997)     $     24,531

Primary weighted common shares outstanding:

     Common Stock                             4,033,232            2,751,500              3,961,591         2,751,500
     Stock options                               --    (1)           112,206              --       (1)        107,392
     Stock warrants                              --    (1)            79,344              --       (1)          5,300


Primary weighted average shares            $  4,033,232           $2,943,050           $  3,961,591        $2,864,192
                                           ============           ==========           ============        ==========

Primary net income (loss)
     per share                             $     (0.70)           $     0.10           $      (1.17)       $     0.01
                                           ============           ==========           ============        ==========

Fully diluted weighted common shares outstanding:

     Common Stock                             4,033,449            2,251,500              3,961,591        2,751,500
     Stock options                               --   (1)             52,613                 --   (1)         52,613
     Stock warrants                              --   (1)            183,867                 --   (1)        183,867
     Shares attributable to Preferred
     Stock converted using the if
     converted method                           400,217                 --                  471,858           --
                                           ------------         ------------             ----------       ----------
Fully diluted weighted average
     shares                                $  4,433,449         $  2,987,980             $4,433,449       $2,987,980
                                           ============         ============             ==========       ==========

Fully diluted net income (loss)
     per share                             $      (0.64)        $       0.10             $    (1.05)      $     0.01
                                           ============         ============             ==========       ==========


------------------
(1) Inclusion of stock options and warrants in the weighted average share calculation would have an anti-dilutive effect on the calculation for the three and six months ended September 28, 1996, and has therefore been excluded.

(2) Issuances of Common Stock upon conversion of Convertible Preferred Stock are treated as if converted at the beginning of the period under the fully diluted net loss per share calculation.
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